Exhibit 12.1

Cullen/Frost Bankers, Inc.

Statement Re: Computation of Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Years Ended December 31,
	2012	2011	2010	2009	2008
Income before income taxes	308,475	286,235	266,340	232,755	296,879
Interest expense, including interest on deposits	26,751	41,241	53,880	86,357	141,626
Estimated interest component of net rental expense	6,954	5,252	5,828	5,122	5,878

Earnings	342,180	332,728	326,048	324,234	444,383

Interest expense, including interest on deposits	26,751	41,241	53,880	86,357	141,626
Estimated interest component of net rental expense	6,954	5,252	5,828	5,122	5,878

Fixed charges	33,705	46,493	59,708	91,479	147,504

Consolidated ratio of earnings to fixed charges (including interest on deposits)	10.15	7.16	5.46	3.54	3.01

Income before income taxes	308,475	286,235	266,340	232,755	296,879
Interest expense, excluding interest on deposits	8,652	19,062	23,907	30,342	36,755
Estimated interest component of net rental expense	6,954	5,252	5,828	5,122	5,878

Earnings	324,081	310,549	296,075	268,219	339,512

Interest expense, excluding interest on deposits	8,652	19,062	23,907	30,342	36,755
Estimated interest component of net rental expense	6,954	5,252	5,828	5,122	5,878

Fixed charges	15,606	24,314	29,735	35,464	42,633

Consolidated ratio of earnings to fixed charges (excluding interest on deposits)	20.77	12.77	9.96	7.56	7.96